ADMINISTRATION AGREEMENT

      Agreement made as of (date) between The Blackstone Insured Municipal Term Trust Inc., a Maryland corporation ("Trust") and Mitchell Hutchins Asset Management Inc., a Delaware corporation ("Mitchell Hutchins").

      WHEREAS, the Trust intends to operate as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS, the Trust wishes to retain Mitchell Hutchins to provide certain administrative services to the Trust, under the terms and conditions stated below, and Mitchell Hutchins is willing to provide such services for the compensation set forth below;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. Appointment. The Trust hereby appoints Mitchell Hutchins as administrator of the Trust, and Mitchell Hutchins accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

2. Services and Duties of Mitchell Hutchins. Subject to the supervision of the Trust's board of directors ("Board"), Mitchell Hutchins will furnish the following services to the Trust:

(a) Mitchell Hutchins will assist in preparing the financial information relating to the Trust for the Trust's periodic reports to shareholders, proxy material and earnings press releases.

(b) Mitchell Hutchins will assemble all reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR, or such other form as the SEC may substitute for Form N-SAR, and file such completed form with the SEC.

(c) Mitchell Hutchins will assist in providing to the Trust's independent accountants such information as is necessary for such accountants to prepare and file the Trust's federal income and excise tax returns and the Trust's state and local tax returns.

(d) Mitchell Hutchins will assist the Trust's investment adviser in monitoring compliance of the Trust's operations with the 1940 Act and with its investment policies and limitations as currently in effect.

(e)   Mitchell Hutchins will arrange for the dissemination to

      shareholders of the Trust's proxy materials (but not prepare such materials) and oversee the tabulation of proxies by the Trust's transfer agent.

(f) Mitchell Hutchins will negotiate contractual arrangements with the Trust's agents, including custodians, transfer agents, dividend disbursing agents, accounting agents, independent accountants and printing companies, and monitor the performance of such agents pursuant to such arrangements.

(g) Mitchell Hutchins will oversee the calculation of the Trust's net asset value in accordance with the Trust's registration statement under the 1940 Act and Securities Act of 1933, as amended, by the Trust's accounting agent and monitor the performance of such agent in making the Trust's net asset value available for public dissemination.

(h) Mitchell Hutchins will oversee the maintenance of the Trust's books and records under Rule 31a-1 under the 1940 Act by the custodian and accounting agent, as applicable.

(i) Mitchell Hutchins will establish the accounting policies of the Trust; establish and monitor the Trust's operating expense budgets and process the payment of bills that have been approved by an authorized officer of the Trust.

(j) Mitchell Hutchins will assist the Trust in determining the amount of dividends and distributions available to be paid by the Trust to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Trust's dividend reinvestment plan. Mitchell Hutchins will not be responsible for the preparation and dissemination of press releases regarding such dividends and distributions.

(k) If requested by the Board, Mitchell Hutchins will designate one or more employees of Mitchell Hutchins to serve as treasurer and/or assistant treasurers of the Trust.

3 Public Inquiries. Mitchell Hutchins will not be responsible for replying to requests for information concerning the Trust from shareholders, brokers or the public. The Trust shall notify Mitchell Hutchins of the appropriate party to whom such requests should be directed, and Mitchell Hutchins will refer such requests to the party designated by the Trust.

4. Compliance with the Trust's Governing Documents and Applicable Law. In all matters relating to the performance of services under this Agreement, Mitchell Hutchins will act in conformity with the Articles of Incorporation, By-Laws and registration statement of the Trust and with the directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

5. Services Not Exclusive. Mitchell Hutchins' services hereunder are not deemed to be exclusive, and Mitchell Hutchins is free to render administrative or other services to other funds, trusts or clients so long as Mitchell Hutchins' services under this Agreement are not impaired thereby.

6. Expenses. During the term of this Agreement, Mitchell Hutchins will provide such office space and personnel as are necessary to perform its duties under the Agreement at its own expense and will assume all other expenses incurred by it in connection with its services under this Agreement, except that the Trust shall reimburse Mitchell Hutchins for out-of-pocket expenses incurred by employees of Mitchell Hutchins in connection with their attendance outside the New York metropolitan area requested by the Board at meetings of the Board or any committee thereof or any other meeting at which the Trust requires the attendance of a Mitchell Hutchins employee or employees.

7. Compensation. For the services provided and expenses assumed by Mitchell Hutchins under this Agreement, the Trust will pay Mitchell Hutchins a fee, calculated weekly and paid monthly, at the annual rate of _.__% of average weekly net assets of the Trust.

8. Limitation of Liability. Mitchell Hutchins will not be liable for any error of judgment of mistake of law or for any loss suffered by the Trust of its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

9. Duration and Termination. This Agreement will become effective upon the date hereinabove written and shall continue in effect thereafter until termination by Mitchell Hutchins or the Trust upon 60 days' written notice to the other.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of the Agreement shall otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.